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                                                                    EXHIBIT 99.1

December 15, 2004 05:57 PM US Eastern Timezone

CNA FINANCIAL ANNOUNCES COMPLETION OF SENIOR DEBT OFFERING

CHICAGO-(BUSINESS WIRE)-Dec. 15, 2004-CNA Financial Corporation (NYSE:CNA) today announced the completion of its sale of $549 million of new 5.85% ten-year senior notes in a public offering underwritten by Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, Lehman Brothers Inc. and UBS Securities LLC. As previously disclosed, the Company intends to use approximately $498 million of the net proceeds of this offering to repay at maturity all of its outstanding 6.5% notes due April 15, 2005, and has contributed approximately $47 million of the net proceeds to its subsidiary Continental Casualty Company (CCC) for CCC to repurchase its outstanding Group Surplus Note due 2024, which was held by Loews Corporation, owner of 91 % of the common stock of CNA. The Group Surplus Note bore interest at the one-year London Inter-Bank Offering Rate (LIBOR) plus 350 basis points.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities. A written prospectus relating to the offering is available on CNA's website.

About the Company

CNA is the country's seventh largest commercial insurance writer and the 14th largest property and casualty company. CNA's insurance products include standard commercial lines, specialty lines, surety, marine and other property and casualty coverages. CNA's services include risk management, information services, underwriting, risk control and claims administration. For more information, please visit CNA at www.cna.com. CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.

FORWARD-LOOKING STATEMENT

This press release includes statements which relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events. You can identify forward-looking statements because generally they include words such as "believes", "expects", "intends", "anticipates", "estimates", and similar expressions. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by CNA. For a detailed description of these risks and uncertainties please refer to CNA's filings with the Securities and Exchange Commission, available at www.cna.com.

Any forward-looking statements made in this press release are made by CNA as of the date of this press release. CNA does not have any obligation to update or revise any forward-looking statement contained in this press release, even if CNA's expectations or any related events, conditions or circumstances change.

 CONTACTS

CNA Financial Corporation
Charles M. Boesel (Media), 312-822-2592
or
Katrina W. Parker (Media), 312-822-5167
or
Dawn M. Jaffray (Analysts), 312-822-7757 or
Kenneth S. De Vries (Analysts), 312-822-1111